Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street	April 28, 2010
	San Jose, CA 95112-4598	For Immediate Release

Contact:	Marty Kropelnicki (408) 367-8200 (analysts)

Shannon Dean (310) 257-1435 (media)
CALIFORNIA WATER SERVICE GROUP ANNOUNCES
FIRST QUARTER 2010 RESULTS
SAN JOSE, CA – California Water Service Group (NYSE: CWT) today announced net income of $2.0 million and earnings per share of $0.10 for the first quarter of 2010, compared to net income of $2.4 million and earnings per share of $0.12 for the first quarter of 2009.
     Revenue for the first quarter increased $3.7 million, or 4%, to $90.3 million. Rate increases added $4.3 million and sales to new customers added $0.6 million, while decreased usage by existing customers and other charges reduced revenue by $1.2 million.
     Total operating expenses for the first quarter of 2010 increased $2.2 million, or 3%, to $82.5 million. Water production costs increased $1.6 million, or 6%, due primarily to increases in wholesaler water prices and higher power costs. Administrative costs decreased $1.4 million, or 8%, to $17.4 million due to lower legal expense and other administrative costs compared with the prior year. Other operations expenses increased $1.1 million, or 9%, to $13.6 million, as a result of increases in expenses for water treatment, water quality, and costs associated with water distribution systems.

     Maintenance expense increased 7%, or $0.3 million, to $4.9 million, compared to $4.6 million in the same period last year. Depreciation expense increased $0.6 million, or 6%, to $10.8 million, due to increases in utility plant. Taxes other than income decreased $0.2 million, or 5%, to $3.9 million.
     Other income, net of income taxes, decreased $0.6 million to a net loss of $0.1 million. The largest single component of the change was due to business development expenses in the regulated utility business. Interest expense increased $1.3 million, or 30%, to $5.7 million, due to the debt issuance in April 2009.
     According to President and Chief Executive Officer Peter C. Nelson, 1st quarter 2010 results were in line with management’s expectations.
     “We are in the third year of a three-year rate case cycle in California, which as planned, resulted in lower rate relief for the first quarter of 2010. We will continue to work diligently to control costs while providing excellent service, both of which will benefit stockholders and rate payers in 2010 and beyond,” Nelson said.
     All stockholders and interested investors are invited to listen to the 2010 first quarter conference call on April 29, 2010, at 11:00 a.m. (EDT), by dialing 1-866-961-7942 and keying in ID# 1442193. A replay of the call will be available from 2:00 p.m. (EDT) Thursday, April 29, 2010, through June 28, 2010 at 888-266-2081, ID# 1442193. The call, which will be hosted by President and CEO, Peter Nelson and Vice President and Chief Financial Officer, Martin A. Kropelnicki, will also be webcast under the investor relations tab at www.calwatergroup.com.
     California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services, LLC. Together these companies provide regulated and non-regulated water service to nearly 2 million people in 100 California, Washington, New Mexico, and Hawaii communities. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT”.
     This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.
     Additional information is available at our Web site at www.calwatergroup.com.
     Attachments (2).
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Source: California Water Service Group

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands, except per share data)

	March 31,	December 31,
	2010	2009
ASSETS
Utility plant:
Utility plant	$1,749,688	$1,709,062
Less accumulated depreciation and amortization	(522,508)	(510,985)

Net utility plant	1,227,180	1,198,077

Current assets:
Cash and cash equivalents	11,352	9,866
Receivables
Customers	19,506	25,567
Regulatory balancing accounts	11,772	10,513
Other	6,829	9,043
Unbilled revenue	12,321	13,417
Materials and supplies at average cost	5,807	5,530
Taxes, prepaid expense, and other assets	22,696	18,305

Total current assets	90,283	92,241

Other assets:
Regulatory assets	211,802	204,104
Goodwill	2,615	2,615
Other assets	30,569	28,544

Total other assets	244,986	235,263

	$1,562,449	$1,525,581

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$208	$208
Additional paid-in capital	215,800	215,528
Retained earnings	200,738	204,898

Total common stockholders’ equity	416,746	420,634
Long-term debt, less current maturities	381,048	374,269

Total capitalization	797,794	794,903

Current liabilities:
Current maturities of long-term debt	12,987	12,953
Short-term borrowings	19,100	12,000
Accounts payable
Trade and other	43,058	43,689
Regulatory balancing accounts	2,104	2,430
Accrued interest	9,101	4,258
Accrued expenses and other liabilities	33,056	35,028

Total current liabilities	119,406	110,358

Unamortized investment tax credits	2,318	2,318
Deferred income taxes, net	90,806	91,851
Pension and postretirement benefits other than pensions	143,723	137,127
Regulatory liability and Other	90,946	85,780
Advances for construction	186,045	185,027
Contributions in aid of construction	131,411	118,217

	$1,562,449	$1,525,581

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)
For the Three-Months ended:

	March 31	March 31
	2010	2009
Operating revenue	$90,272	$86,613

Operating expenses:
Operations:
Water production costs	30,454	28,868
Admistrative and General	17,444	18,861
Other operations	13,567	12,456
Maintenance	4,951	4,635
Depreciation and amortization	10,792	10,198
Income taxes	1,403	1,232
Property and other taxes	3,903	4,088

Total operating expenses	82,514	80,338

Net operating income	7,758	6,275

Other income and expenses:
Non-regulated revenue	3,422	2,881
Non-regulated expenses	(3,546)	(2,641)
Gain on sale of non-utility property	—	603
Income taxes (expense) benefit on other income and expenses	55	(338)

Net other income (expense)	(69)	505

Interest expense:
Interest Expense	6,490	5,038
Less: capitalized interest	(819)	(679)

Net interest expense	5,671	4,359

Net income	$2,018	$2,421

Earnings per share
Basic	$0.10	$0.12

Diluted	$0.10	$0.12

Weighted average shares outstanding
Basic	20,778	20,730

Diluted	20,793	20,759

Dividends per share of common stock	$0.2975	$0.2950